Exhibit 99.1 Press Release dated August 20, 2004

FOR IMMEDIATE RELEASE

AESP, Inc. Reports Results for Second Quarter 2004

Miami, Florida, August 20, 2004- AESP, Inc (OTCBB: AESP ) today announced its results of operations for the three and six months ended June 30, 2004. Sales for the 2004 second quarter were $6.5 million, compared with sales of $6.6 million for the quarter ended June 30, 2003. For the six months ended June 30, 2004, sales were $14.1 million, compared with sales of $13.8 million for the six months ended June 30, 2003.

The net loss for the second quarter of 2004 was $559,000, compared to a net loss of $499,000 for the second quarter of 2003. For the six months ended June 30, 2004, the net loss was $623,000, compared to a net loss of $568,000 for the six months ended June 30, 2003. For the second quarter of 2004, the Company posted a basic and diluted loss per common share of $(0.09). The Company’s basic and diluted loss per common share were $(0.08) for the three months ended June 30, 2003. For the six months ended June 30, 2004 and 2003, the Company recorded basic and diluted losses per common share of $(0.10).

Slav Stein, the Company’s President and CEO, stated: “Business conditions remained challenging during the second quarter of 2004. Our focus continues to be on those areas where we can make the most impact, such as reducing our operating expenses and increasing our market share by investing in product line extensions. We have also begun the process of closing or selling our unprofitable operations in Europe. Toward that goal, we sold certain assets of our Norwegian subsidiary, Lanse, in July 2004, and are in the process of winding down its remaining operations. Further, we closed the unprofitable operations of one of our German subsidiaries, AESP GmbH, also in July 2004.”

AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax as well as customized solutions for original equipment manufacturers worldwide. For additional Company information, visit our websites, www.aesp.com, www.Signamax.com and www.Signamax.de.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.

This news release contains forward-looking statements, which involve risks and uncertainties. The Company’s actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company’s future performance, see the Company’s future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2003 and its Quarterly Report on Form 10-Q for the second quarter of 2004.

Signamax is a trademark of AESP, Inc. in the United States and/or other countries.

For further information, please contact:

Slav Stein, President & CEO
Roman Briskin, Executive Vice President
John F. Wilkens, Chief Financial Officer

AESP, Inc.
1810 NE 144th Street
North Miami, Florida 33181
(305) 944-7710